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                                                                     Exhibit 1

                       [LETTERHEAD OF KPMG ACCOUNTANTS]

Securities and Exchange Commission
450 Fifth Street N.W.
WASHINGTON, DC 20549

Amstelveen, 18 January 2000


Ladies and gentlemen,

We were previously principal accountants for Trimol Group Inc. ("Trimol" or the "Company") and, under the date of 14 April 1999, we reported on the consolidated financial statements of Trimol Group Inc. and subsidiaries as of and for the years ended 31 December 1998 and 1997. On 27 December 1999, our appointment as principal accountants was terminated. We have read Trimol's statements included under Item 4 of its Form 8-K dated 4 January 2000 ("Item 4"), and we agree with such statements except as follows:

We are not in a position to agree or disagree with the Company's statement in the second sentence of the first paragraph of Item 4.

Although not noted in Item 4, during 1999 we had communications with the Company concerning the need for the Company to strengthen its financial reporting and accounting function in addition to actions the Company could take to attempt to increase the efficiency of its SEC reporting process.

Very truly yours,

KPMG Accountants NV

Ref.: J.O. Gelderloos